                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated September 2, 1999 relating to the financial statements and financial statement schedule of F5 Networks, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
September 8, 1999